As filed with the Securities and Exchange Commission on November 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atlas Pipeline Holdings, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-2094238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of Principal Executive Offices)	(Zip Code)

Atlas Pipeline Holdings Long Term Incentive Plan

(Full title of the plan)

Edward E. Cohen

311 Rouser Road

Moon Township, PA 15108

(Name and address of agent for service)

(412) 262-2830

(Telephone number, including area code, of agent for service)

Copy to:

Lisa A. Ernst, Esq.

Mark E. Rosenstein, Esq.

Ledgewood

1900 Market Street

Suite 750

Philadelphia, PA 19103

(215) 731-9450

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Units representing limited partner interests	2,100,000	$21.30	$44,730,000	$4,786.11

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also shall be deemed to cover an indeterminate number of additional common units representing limited partner interests issuable in the event the number of outstanding units of the registrant is increased by split, reclassification, dividend or the like.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average of the high and low sales prices of the registrant’s common units as reported on the New York Stock Exchange on November 7, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of Form S-8.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents of the registrant filed with the SEC are incorporated by reference in this registration statement:

•	The description of registrant’s common units representing limited partner interests contained in the Registration Statement on Form 8-A filed on July 19, 2006.

•	The prospectus filed pursuant to Rule 424(b) on July 21, 2006, except for the financial statements included therein for Atlas Pipeline Holdings GP, LLC, Enogex Arkansas Pipeline Corporation and ETC Oklahoma Pipeline, Ltd.

•	The Quarterly Reports on Form 10-Q filed on September 1, 2006 and November 9, 2006.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the registrant’s partnership agreement, the registrant will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the general partner or any departing general partner;

•	any person who is or was an officer, director, employee, agent, member, partner, fiduciary or trustee of any entity described above or their affiliates;

•	any person who is or was serving as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

•	any person designated by our general partner.

The registrant’s indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the registrant’s best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Unless it otherwise agrees, the registrant’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the registrant to enable it to effectuate, indemnification. The registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

Undertakings required by Item 512(a) of Regulation S-K

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by Item 512(b) of Regulation S-K

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 9, 2006.

ATLAS PIPELINE HOLDINGS, L.P.
By: Atlas Pipeline Holdings GP, LLC, its general partner

By:	/s/ Edward E. Cohen
Edward E. Cohen
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward E. Cohen, Jonathan Z. Cohen and Matthew A. Jones, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or of his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

November 9, 2006	/s/ Edward E. Cohen	EDWARD E. COHEN Chairman of the Board and Chief Executive Officer of the General Partner

November 9, 2006	/s/ Jonathan Z. Cohen	JONATHAN Z. COHEN Vice Chairman of the Board of the General Partner

November 9, 2006	/s/ Robert R. Firth	ROBERT R. FIRTH President, Chief Operating Officer and Director of the General Partner

November 9, 2006	/s/ Matthew A. Jones	MATTHEW A. JONES Chief Financial Officer and Director

November 9, 2006	/s/ William G. Karis	WILLIAM G. KARIS Director of the General Partner

November 9, 2006	/s/ Jeffrey C. Key	JEFFREY C. KEY Director of the General Partner

November 9, 2006	/s/ Harvey G. Magarick	HARVEY G. MAGARICK Director of the General Partner

EXHIBIT INDEX

The following exhibits are filed herewith:

EXHIBIT	DOCUMENT
4.1	Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P. (filed previously as Appendix A to the registrant’s Registration Statement on Form S-1/A (Registration No. 333-130999), filed with the SEC on July 11, 2006, and incorporated herein by reference).

4.2	Atlas Pipeline Holdings Long-Term Incentive Plan (filed previously as an exhibit to the registrant’s Registration Statement on Form S-1/A (Registration No. 333-130999), filed with the SEC on April 11, 2006, and incorporated herein by reference).

5.1	Opinion of Ledgewood as to the legality of the securities being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Ledgewood (contained in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages).